UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*

Vacasa, Inc.

(Name of Issuer)

Common Stock-Class A

(Title of Class of Securities)

91854V107

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 18,764,501
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 18,764,501
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,764,501
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2013 Direct Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,843,556
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,843,556
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,843,556
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2014 Direct Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 2,507,566
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,507,566
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,507,566
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.07%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2015 Direct Venture/Growth Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,924,840
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,924,840
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,924,840
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.82%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2016 Direct Venture/Growth Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,867,125
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,867,125
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,867,125
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2017 Direct Venture/Growth Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,676,971
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,676,971
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,676,971
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.72%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2019 Direct Growth Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 235,860
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 235,860
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,860
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2020 Direct Growth Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 252,126
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 252,126
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 252,126
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.11%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2021 Direct Growth Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 276,524
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 276,524
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 276,524
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.12%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street 2022 Direct Growth Equity Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 431,054
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 431,054
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 431,054
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.18%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street Venture/Growth Fund VI LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 6,707,843
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,707,843
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,707,843
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.86%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.: 91854V107

1	NAMES OF REPORTING PERSONS Adams Street Growth Equity Fund VII LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,041,036
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,041,036
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,041,036
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.44%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a) Name of issuer: Vacasa, Inc.

Item 1(b) Address of issuer’s principal executive offices:

850 NW 13th Avenue, Portland, OR 97209

2(a) Name of person filing:

1.	Adams Street 2013 Direct Fund LP
2.	Adams Street 2014 Direct Fund LP
3.	Adams Street 2015 Direct Venture/Growth Fund LP
4.	Adams Street 2016 Direct Venture/Growth Fund LP
5.	Adams Street 2017 Direct Venture/Growth Fund LP
6.	Adams Street 2019 Direct Growth Equity Fund LP
7.	Adams Street 2020 Direct Growth Equity Fund LP
8.	Adams Street 2021 Direct Growth Equity Fund LP
9.	Adams Street 2022 Direct Growth Equity Fund LP
10.	Adams Street Venture/Growth Fund VI LP
11.	Adams Street Growth Equity Fund VII LP

2(b) Address or principal business office or, if none, residence:

For all filing persons listed in 2(a) above: One North Wacker Drive, Suite 2700, Chicago, Illinois 60606

2(c) Citizenship:

1.	Adams Street 2013 Direct Fund LP: Delaware
2.	Adams Street 2014 Direct Fund LP: Delaware
3.	Adams Street 2015 Direct Venture/Growth Fund LP: Delaware
4.	Adams Street 2016 Direct Venture/Growth Fund LP: Delaware
5.	Adams Street 2017 Direct Venture/Growth Fund LP: Delaware
6.	Adams Street 2019 Direct Growth Equity Fund LP: Delaware
7.	Adams Street 2020 Direct Growth Equity Fund LP: Delaware
8.	Adams Street 2021 Direct Growth Equity Fund LP: Delaware
9.	Adams Street 2022 Direct Growth Equity Fund LP: Delaware
10.	Adams Street Venture/Growth Fund VI LP: Delaware
11.	Adams Street Growth Equity Fund VII LP: Delaware

2(d) Title of class of securities: Common Stock

2(e) CUSIP No.:  91854V107

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

1.	Adams Street Partners, LLC: 18,764,501 (total number of shares of common stock of issuer held indirectly through the funds listed below)
2.	Adams Street 2013 Direct Fund LP: 1,843,556
3.	Adams Street 2014 Direct Fund LP: 2,507,566
4.	Adams Street 2015 Direct Venture/Growth Fund LP: 1,924,840
5.	Adams Street 2016 Direct Venture/Growth Fund LP: 1,867,125
6.	Adams Street 2017 Direct Venture/Growth Fund LP: 1,676,971
7.	Adams Street 2019 Direct Growth Equity Fund LP: 235,860
8.	Adams Street 2020 Direct Growth Equity Fund LP: 252,126
9.	Adams Street 2021 Direct Growth Equity Fund LP: 276,524
10.	Adams Street 2022 Direct Growth Equity Fund LP: 431,054
11.	Adams Street Venture/Growth Fund VI LP: 6,707,843
12.	Adams Street Growth Equity Fund VII LP: 1,041,036

(b)	Percent of class:

1.	Adams Street Partners, LLC: 8.0% (total number of shares of common stock of issuer held indirectly through the funds listed below)
2.	Adams Street 2013 Direct Fund LP: 0.79%
3.	Adams Street 2014 Direct Fund LP: 1.07%
4.	Adams Street 2015 Direct Venture/Growth Fund LP: 0.82%
5.	Adams Street 2016 Direct Venture/Growth Fund LP: 0.80%
6.	Adams Street 2017 Direct Venture/Growth Fund LP: 0.72%
7.	Adams Street 2019 Direct Growth Equity Fund LP: 0.10%
8.	Adams Street 2020 Direct Growth Equity Fund LP: 0.11%
9.	Adams Street 2021 Direct Growth Equity Fund LP: 0.12%
10.	Adams Street 2022 Direct Growth Equity Fund LP: 0.18%
11.	Adams Street Venture/Growth Fund VI LP: 2.86%
12.	Adams Street Growth Equity Fund VII LP: 0.44%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

1.	Adams Street Partners, LLC: 18,764,501 (total number of shares of common stock of issuer held indirectly through the funds listed below)
2.	Adams Street 2013 Direct Fund LP: 1,843,556
3.	Adams Street 2014 Direct Fund LP: 2,507,566
4.	Adams Street 2015 Direct Venture/Growth Fund LP: 1,924,840
5.	Adams Street 2016 Direct Venture/Growth Fund LP: 1,867,125
6.	Adams Street 2017 Direct Venture/Growth Fund LP: 1,676,971
7.	Adams Street 2019 Direct Growth Equity Fund LP: 235,860
8.	Adams Street 2020 Direct Growth Equity Fund LP: 252,126
9.	Adams Street 2021 Direct Growth Equity Fund LP: 276,524
10.	Adams Street 2022 Direct Growth Equity Fund LP: 431,054
11.	Adams Street Venture/Growth Fund VI LP: 6,707,843
12.	Adams Street Growth Equity Fund VII LP: 1,041,036

(ii)	Shared power to vote or to direct the vote: 0 (for all filing persons)

(iii)	Sole power to dispose or to direct the disposition of:

1.	Adams Street Partners, LLC: 18,764,501 (total number of shares of common stock of issuer held indirectly through the funds listed below)
2.	Adams Street 2013 Direct Fund LP: 1,843,556
3.	Adams Street 2014 Direct Fund LP: 2,507,566
4.	Adams Street 2015 Direct Venture/Growth Fund LP: 1,924,840
5.	Adams Street 2016 Direct Venture/Growth Fund LP: 1,867,125
6.	Adams Street 2017 Direct Venture/Growth Fund LP: 1,676,971
7.	Adams Street 2019 Direct Growth Equity Fund LP: 235,860
8.	Adams Street 2020 Direct Growth Equity Fund LP: 252,126
9.	Adams Street 2021 Direct Growth Equity Fund LP: 276,524
10.	Adams Street 2022 Direct Growth Equity Fund LP: 431,054
11.	Adams Street Venture/Growth Fund VI LP: 6,707,843
12.	Adams Street Growth Equity Fund VII LP: 1,041,036

(iv)	Shared power to dispose or to direct the disposition of: 0 (for all filing persons)

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d–3(d)(1).

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

NOT APPLICABLE

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the

Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d–1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identity of each member of the group.

Adams Street 2013 Direct Fund LP (“AS 2013”) is the record owner of 1,843,556 shares of common stock of the Issuer. Adams Street 2014 Direct Fund LP (“AS 2014”) is the record owner of 2,507,566 shares of common stock of the Issuer. Adams Street 2015 Direct Venture/Growth Fund LP (“AS 2015”) is the record owner of 1,924,840 shares of common stock of the Issuer. Adams Street 2016 Direct Venture/Growth Fund LP (“AS 2016”) is the record owner of 1,867,125 shares of common stock of the Issuer. Adams Street 2017 Direct Venture/Growth Fund LP (“AS 2017”) is the record owner of 1,676,971 shares of common stock of the Issuer. Adams Street 2019 Direct Growth Equity Fund LP (“AS 2019”) is the record owner of 235,860 shares of common stock of the Issuer. Adams Street 2020 Direct Growth Equity Fund LP (“AS 2020”) is the record owner of 252,126 shares of common stock of the Issuer. Adams Street 2021 Direct Growth Equity Fund LP (“AS 2021”) is the record owner of 276,524 shares of common stock of the Issuer. Adams Street 2022 Direct Growth Equity Fund LP (“AS 2022”) is the record owner of 431,054 shares of common stock of the Issuer. Adams Street Venture/Growth Fund VI LP (“AS VG VI”) is the record owner of 6,707,843 shares of common stock of the Issuer. Adams Street Growth Equity Fund VII LP (“AS GE VII”) is the record owner of 1,041,036 shares of common stock of the Issuer. The shares of common stock owned by AS 2013, AS 2014, AS 2015, AS 2016, AS 2017, AS 2019, AS 2020, AS 2021, AS 2022, AS VG VI and AS GE VII (the “Shares”) may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of the general partner of each of AS 2013, AS 2014, AS 2015, AS 2016, AS 2017, AS 2019, AS 2020, AS 2021, AS 2022, AS VG VI and AS GE VII. Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the Shares. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray and Fred Wang disclaim beneficial ownership of the Shares except to the extent of their pecuniary interest therein.

Item 9. Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

Item 10. Certifications

NOT APPLICABLE

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By:	ASP 2013 Direct Management LP, its General Partner
By:	ASP 2013 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2014 DIRECT FUND LP

By:	ASP 2014 Direct Management LP, its General Partner
By:	ASP 2014 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2015 Direct Management LP, its General Partner
By:	ASP 2015 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2016 Direct Management LP, its General Partner
By:	ASP 2016 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2017 Direct Management LP, its General Partner
By:	ASP 2017 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse

Title:	Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP, its General Partner
By:	ASP 2019 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP, its General Partner
By:	ASP 2020 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP, its General Partner
By:	ASP 2021 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP, its General Partner
By:	ASP 2022 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET VENTURE/GROWTH FUND VI LP

By:	ASP VG Management VI LP, its General Partner
By:	ASP VG Management VI LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP, its General Partner
By:	ASP VG Management VII LP, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

EXHIBIT 1

AGREEMENT TO MAKE A JOINT FILING

The undersigned hereby agree that this Schedule 13G is filed by and on behalf of each of them.

Date: February 14, 2023

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By:	ASP 2013 Direct Management LP, its General Partner
By:	ASP 2013 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2014 DIRECT FUND LP

By:	ASP 2014 Direct Management LP, its General Partner
By:	ASP 2014 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2015 Direct Management LP, its General Partner
By:	ASP 2015 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2016 Direct Management LP, its General Partner
By:	ASP 2016 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP

By:	ASP 2017 Direct Management LP, its General Partner
By:	ASP 2017 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse

Title:	Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP, its General Partner
By:	ASP 2019 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP, its General Partner
By:	ASP 2020 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP, its General Partner
By:	ASP 2021 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP, its General Partner
By:	ASP 2022 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET VENTURE/GROWTH FUND VI LP

By:	ASP VG Management VI LP, its General Partner
By:	ASP VG Management VI LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP, its General Partner
By:	ASP VG Management VII LP, its General Partner
By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Executive Vice President